Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. PROVIDES PRELIMINARY RESULTS FOR 2014 FOURTH QUARTER AND YEAR

HOUSTON, TX – January 27, 2015 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that it expects to report revenues for the three months ended December 31, 2014 in the range of $150 million to $155 million.  Due primarily to weaker than anticipated revenues in its California, Utah and Hawaii operations, along with a continuation of challenging market conditions in its Texas market, the Company expects to report a pre-tax loss of between $7 million and $8 million for the quarter.  Full year 2014 revenues are forecast to be between $669 million and $674 million, resulting in a pre-tax loss of between $9 million and $10 million.

The Company also reported that due to the fourth quarter loss, Sterling is in breach of one of the three financial covenants contained in its credit facility and is addressing the matter with its lenders.

Fourth quarter 2014 bookings of $146 million were up from $119 million in the fourth quarter of 2013.  Total backlog of $764 million at December 31, 2014 was up from $687 million at 2013 year-end, and carries an estimated average gross margin in excess of 6%.

Peter MacKenna, President and Chief Executive Officer of Sterling said, “Results for the final quarter of 2014 were disappointing relative to our expectations back in November.  Timing and weather issues impacted some large projects in our Hawaii and California operations, while spot shortages of commodities, over-stretched sub-contractors and vendors, and intense competition for craft labor continued to pressure our Texas operations.  With that said, collectively we delivered strong improvement for the full year, with 2014 revenues up approximately 20% over 2013, and 2014 EBITDA of approximately $17 million compared to an EBITDA loss of approximately $50 million in 2013.”

Mr. MacKenna continued, “Looking ahead, we expect continued growth in revenues and EBITDA in 2015, reflecting our robust backlog, the operational enhancements we’ve made over the past two years, and our rigid cost controls.  To drive more rapid performance improvement and mitigate the external challenges in Texas, our largest market, effective January 5, 2015 I assumed direct leadership of our Texas Sterling Construction Company (TSC) division.  Additionally, we are deploying key personnel from across our organization to TSC’s headquarters to support the management transition and identify and capitalize on opportunities to strengthen this business.  As a result, we expect improved financial results for this operation in 2015 and beyond.”

The Company plans to issue results for the fourth quarter and year ended December 31, 2014 on or about March 16, 2015.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

This news release includes the measure “EBITDA,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G.  This non-GAAP measure is calculated using GAAP amounts in our consolidated financial statements. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies.

EBITDA Reconciliation
EBITDA is defined as net loss attributable to Sterling common stockholders, plus income tax expense, minus income tax benefit, plus interest expense, plus depreciation and amortization plus noncontrolling owners’ interests in earnings of subsidiaries and joint ventures. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance.  The following table provides a reconciliation of net loss attributable to Sterling common stockholders to EBITDA for the periods indicated.

Twelve Months Ended December 30,
2013
Net loss attributable to Sterling common stockholders	$(73,929)
Income tax expense	1,222
Interest expense	616
Depreciation and amortization	18,650
(53,441)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	3,903
EBITDA	$(49,538)